EXHIBIT (a)(1)



            OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")




        THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a) PROSPECTUS
            RELATING TO THE EPRISE CORPORATION 1997 STOCK OPTION PLAN

                                  May 10, 2001

                               EPRISE CORPORATION
            OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
      EASTERN DAYLIGHT TIME, ON JUNE 8, 2001 UNLESS THE OFFER IS EXTENDED.

         Eprise Corporation ("Eprise") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Eprise common stock for new options which we will grant under the Eprise Corporation Amended and Restated 1997 Stock Option Plan (the "Stock Plan"). We are making the offer upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the related memorandum from Joe Forgione dated May 10, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program").

         The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may tender options for all, some or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 5:00 PM Eastern Daylight Time on the date the offer ends. The offer is currently scheduled to expire on June 8, 2001 (the "Expiration Date") and we expect to cancel options on June 11, 2001, or as soon as possible thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTIONS FOR EXCHANGE, YOU ALSO WILL BE REQUIRED TO TENDER ALL OPTIONS GRANTED TO YOU DURING THE SIX MONTH PERIOD PRIOR TO COMMENCEMENT OF THE OFFER. This means that if you participate in the offer, you will be required to tender all options granted to you since November 10, 2000.

         The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

         You may participate in the offer if you are an otherwise eligible employee of Eprise Corporation or one of our subsidiaries, and you first received an option grant under the Stock Plan before January 1, 2001. Directors of Eprise, including directors who are also employees, and employees who first received option grants under the Stock Plan on or after January 1, 2001 are not eligible to participate. In order to receive a new option pursuant to this offer, you must remain an employee as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

         If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Stock Plan.

         The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last business day before the date of grant.

         Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

         Each new option granted will vest in accordance with the vesting schedule of the cancelled options, as follows:

- any shares that were fully vested on the date that the offer expires will be fully vested,

- all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

- all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

         - An employee cancels an option that is 5/16th (one year plus one quarter) vested at the time of cancellation.

         - The new grant occurs 6 months and one day (two quarters) after cancellation.

         - The replacement option will be 7/16th vested at the time of grant.

         Although the Compensation Committee of our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

         Shares of Eprise common stock are traded on the Nasdaq National Market under the symbol "EPRS." On May 7, 2001, the closing price of our common stock reported on the Nasdaq National Market was $1.00 per share.

         WE RECOMMEND THAT YOU EVALUATE CURRENT AND HISTORICAL MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the memorandum from Joe Forgione dated May 10, 2001, the Election Form and the Notice to Change Election From Accept to Reject to Milt Alpern at Eprise Corporation, 200 Crossing Boulevard, Framingham, MA 01702 (telephone: (508) 661-5200).

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Milt Alpern at fax number (508) 661-5401, no later than 5:00 p.m. on June 8, 2001.

         We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM JOE FORGIONE DATED MAY 10, 2001, ELECTION FORM AND NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                                                      PAGE
Summary Term Sheet..................................................................................     1

Certain Risks of Participating in the Offer ........................................................     7

Introduction .......................................................................................     8

The Offer ..........................................................................................    11

1.   Eligibility....................................................................................    11
2.   Number of options; expiration date ............................................................    11
3.   Purpose of the offer...........................................................................    12
4.   Procedures for tendering options ..............................................................    13
5.   Withdrawal Rights and Change of Election ......................................................    14
6.   Acceptance of options for exchange and issuance of new options.................................    15
7.   Conditions of the offer........................................................................    16
8.   Price range of shares underlying the options...................................................    17
9.   Source and amount of consideration; terms of new options.......................................    17
10.  Information concerning Eprise..................................................................    21
11.  Interests of directors and officers; transactions and arrangements
         concerning the options.....................................................................    21
12.  Status of options acquired by us in the offer; accounting consequences of the offer............    22
13.  Legal matters; regulatory approvals............................................................    22
14.  Material U.S. Federal Income Tax Consequences..................................................    23
15.  Extension of offer; termination; amendment.....................................................    25
16.  Fees and expenses..............................................................................    26
17.  Additional information.........................................................................    26
18.  Miscellaneous..................................................................................    27

Schedule A   Information Concerning the Directors and Executive Officers
         of Eprise Corporation......................................................................   A-1

                               SUMMARY TERM SHEET

-    The commencement date of the offer is May 10, 2001.

- The offer allows employees to cancel existing stock options, whether vested or unvested, and receive an equivalent number of "at-the-money" stock options six months and one day after cancellation of the existing stock options.

- The offer is being made only to employees who were participants in the Company's stock option plan before January 1, 2001. The offer is not available to employees who received Eprise options for the first time on or after January 1, 2001.

- All employees (subject to the preceding sentence), including officers, can participate in the offer. Directors, including officers who are directors, cannot participate.

- The number of options granted to the employee following the six month and one day period will be the same number as the number of options cancelled (subject to any intervening stock splits, etc.).

- The exercise price of the new options will be the market price of our common stock on the new grant date, as measured by the closing price of our stock on the last business day before the new grant date.

-    Employees can elect to cancel all, some or none of their existing options.

- However, if an employee elects to cancel any options, then, in addition, all options granted in the six month period immediately prior to the commencement date of the offer must also be cancelled.

- Eligible employees will have until June 8, 2001 (twenty (20) business days from the commencement date of the offer) to decide if they wish to participate. We plan to cancel properly tendered options on June 11, 2001. The six month and one day period begins following the cancellation date.

- The option exchange resets the employee's holding period for income tax purposes.

- The timing of the offer is designed so that the Company will not have to incur any stock compensation expense as a result of the option exchange.

- During the six month and one day period, no other option grants may be made to the employees who are participating in the offer (such grants would disallow the "compensation expense-free" aspect of the offer to the Company).

- The Company cannot provide "stock price protection" to participating employees during the six month and one day period. Participating employees must bear the risk of market movements in the stock price during the period.

- Participating employees must remain employed during the six month and one day period in order to receive a new grant.

- The vesting schedule for the new option grants will be calculated so that employees have the same number of vested options following the six month and one day period as they would have had under the cancelled options.

- If the Company is acquired prior to the new grant date, the acquiror must honor our commitment to grant you new options. However, you may forfeit any accelerated vesting due to a change in control as provided under your existing option grant. In addition, your new option would be subject to the terms and conditions of the acquiror's stock option plan.

         The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Joe Forgione dated May 10, 2001, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the accompanying memorandum from Joe Forgione dated May 10, 2001, the Election Form and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Eprise held by eligible employees for new options we will grant under the Stock Plan. (Page 11)

WHO IS ELIGIBLE TO PARTICIPATE?

         Employees are eligible to participate if (1) they are employees of Eprise Corporation ("Eprise") or one of Eprise's subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled and (2) they first received an option grant under the Stock Plan before January 1, 2001. Members of the Board of Directors, including employee directors, are not eligible to participate. In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the cancellation date for the tendered options. If Eprise does not extend the offer, the new options will be granted on or about December 12, 2001. (Page 11)

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

         Yes, employees outside the United States are eligible to participate. However, we urge all employees to consult with their own tax advisors about the tax consequences of participating in the offer before deciding whether to participate. (Page 11)

WHY ARE WE MAKING THE OFFER?

         We believe that granting stock options motivates high levels of performance and provides an effective way to recognize employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the new grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, which creates better performance incentives for eligible employees and thereby maximizes stockholder value. (Page 12)

WHAT ARE THE CONDITIONS TO THE OFFER?

         The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 16)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

         To receive a grant of new options through the offer and under the terms of the Stock Plan, you must be employed by Eprise or one of its subsidiaries as of the date the new options are granted.

         As discussed below, subject to the terms of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee of Eprise or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 11)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

         If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of option shares you tender. New options will be granted under our Stock Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement before receiving new options. (Page 11)

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

         We will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the new options. If we cancel tendered options on June 11, 2001, which is the scheduled date for the cancellation of the options (the next business day following the expiration date of the offer), the new options will not be granted until December 12, 2001, at the earliest. You must be an employee on the date we grant the new options in order to be eligible to receive them. (Page 15)

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

         No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. Because of accounting rules that could apply to these interim option grants as a result of the offer, we will defer until the new option grant date the grant of any additional options for which you may otherwise be eligible before the new option grant date to avoid incurring compensation expense against our earnings. If we decide to grant you any additional options before the grant date for the new options, we may issue a Promise to Grant Stock Option(s) to you on the date when such grant would no longer subject us to these onerous accounting charges as a result of the exchange offer. However, if you are no longer employed at Eprise or one of its subsidiaries on the date of grant of the new options, you will not receive new options even if a Promise to Grant Stock Option(s) has been issued to you. (Page 15)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

         Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page
15)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last business day before the date of grant.

         Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current and historical market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 19)

WHEN WILL THE NEW OPTIONS VEST?

         The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

         Each new option granted will vest as follows:

    - any shares that were fully vested on the date that the offer expires will be fully vested,

    - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date the tendered options are cancelled) will be fully vested, and

    - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

         It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option(s) which we will give you is a binding commitment, and any successor to our company will be required to honor that commitment.

         However, if your new options were to be granted under the acquiring company's stock option plan, these options would be subject to the terms and conditions of the acquiring company's stock plan and related form of agreement. In addition, you may forfeit your right to acceleration of vesting upon a change in control if the transaction were to occur before your new options were granted.

         You should be aware that these types of transactions could have a substantial impact on our share price or the share price of the acquiring company, including potentially substantial appreciation in price. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger shortly after the new grant date, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock prior to the new grant date, tendering option holders would receive options to purchase shares of a different issuer.

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

         Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid the prohibition, but if it is applicable on and after the first business day that is at least six months and one day after we cancel the options accepted for exchange, you will not be granted a new option. (Page 23)

         Also, if you are no longer an employee on the date we grant new options, you will not receive any new options. (Page 11)

IF YOU CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

         No. We will accept partial tenders of options, as well as the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants in their entirety, or any portion of one or more grants, or none of your grants. Your Election Form must specify the number of shares you are tendering under each option, and you will be granted a "balancing" option for the untendered portion of any partially tendered option.

         Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the commencement of the offer. For example, if you received an option grant in January 2000 and a grant in February 2001 and you want to tender your January 2000 option grant, you would also be required to tender all options under your February 2001 option grant.
(Page 11)

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

         If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. (Page 23)

IF YOUR CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

         If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 15)

WHEN WILL YOUR NEW OPTIONS EXPIRE?

         Your new options will expire ten years from the date of grant, or earlier if your employment with Eprise terminates. (Page 18)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

         The offer expires on June 8, 2001, at 5:00 p.m., Eastern Daylight Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 8:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled expiration of the offer period. (Page 11)

HOW DO YOU TENDER YOUR OPTIONS?

         If you decide to tender your options, you must deliver, before 5:00 p.m., Eastern Daylight Time, on June 8, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax number (508) 661-5401) or hand delivery to Milt Alpern, Chief Financial Officer of Eprise. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all properly tendered options promptly after the expiration of the offer. (Page 13)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before the offer expires at 5:00 p.m., Eastern Daylight Time, on June 8, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and cancelled your tendered options by July 9, 2001, you may withdraw your tendered options at any time after July 9, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax number (508) 661-5401) or hand delivery to Milt Alpern a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 14)

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

         Yes, you may change your election regarding particular tendered options at any time before the offer expires at 5:00 p.m., Eastern Daylight Time, on June 8, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax number (508) 661-5401) or hand delivery to Milt Alpern a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 14)

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Although the Compensation Committee of our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

         Milt Alpern
         Chief Financial Officer
         Eprise Corporation
         200 Crossing Boulevard
         Framingham, MA 01702
         (508) 661-5200


                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

         Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Joe Forgione dated May 10, 2001, the Election Form and the Notice to Change Election from Accept to Reject before deciding whether and to what extent to participate in the exchange offer. The list of risks does not include certain risks that may apply to employees who live and work outside of the United States; again, we urge you to consult with an investment and tax advisor as necessary before deciding whether to participate in this exchange offer.

                                 ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL DECEMBER 12, 2001 AT THE EARLIEST.

         Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until December 12, 2001 at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

         For example, if you cancel options with a $3.00 exercise price per share, and Eprise's stock price appreciates to $4.00 before the replacement grants are made, your replacement option will have a higher exercise price than the cancelled option.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

         Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

THE COMPANY INVESTIGATES STRATEGIC OPPORTUNITIES FROM TIME TO TIME WHICH, IF CONCLUDED, COULD AFFECT THE PRICING AND/OR TERMS OF YOUR NEW OPTIONS.

         The Company engages in discussions from time to time regarding potential strategic opportunities, including financings, strategic partnering relationships, and acquisitions. If any of these transactions were to occur before the new options are granted, your new options could be granted at a higher exercise price, and could be subject to terms and conditions required by an investing or acquiring party. Also, you could forfeit any acceleration of vesting to which you would otherwise be entitled under your existing options.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

YOUR REPLACEMENT OPTION MAY BE A NONQUALIFIED STOCK OPTION, WHEREAS YOUR CANCELLED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

         If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent it qualifies as such under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, due to the accelerated vesting schedule and/or the new exercise price, your options will exceed this limit and will be treated as nonqualified stock options. In general, nonqualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth in the prospectus for the Eprise Corporation 1997 Stock Plan.

YOUR REPLACEMENT INCENTIVE STOCK OPTIONS WILL BE SUBJECT TO A NEW HOLDING PERIOD FOR CERTAIN FAVORABLE TAX TREATMENT.

         Holders of incentive stock options receive certain favorable tax treatment under the Internal Revenue Code. First, you will not incur ordinary income tax when you exercise an incentive stock option (although you may be subject to alternative minimum tax). Second, any profit you realize when you sell shares acquired upon the exercise of an incentive stock option will be taxed at the capital gains rate. However, in order to qualify for this treatment, you may not sell your option shares earlier than one year after the date of exercise and two years after the date of grant. If you participate in the offer, you will be cancelling your existing options and receiving a new grant. Therefore, you will lose the benefit of any holding period under the old options and you will begin a new holding period under the new options. If you want to receive the tax benefits accorded to incentive stock options, you will not be able to sell your option shares before December 2003. Please see Section 14, "Material U.S. Federal Income Tax Consequences," below for a more detailed description of the tax treatment of incentive stock options. You should consult with your tax advisor for further information about this risk.

                             BUSINESS RELATED RISKS

         For a description of risks related to Eprise's business, please see
Section 18 of this Offer to Exchange.

INTRODUCTION

         Eprise Corporation ("Eprise") is offering to exchange all outstanding options to purchase shares of Eprise common stock held by eligible employees for new options we will grant under the Eprise Corporation Amended and Restated 1997 Stock Option Plan (the "Stock Plan"). An "eligible employee" refers to employees of Eprise and certain of its subsidiaries who are employees both as of the date the offer commences and as of the date the tendered options are cancelled. Members of our Board of Directors, including employee directors, are not eligible to participate in the exchange offer. We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Joe Forgione dated May 10, 2001, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer").

         The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be December 12, 2001, at the earliest, unless the offer is extended, in which case the grant date of the new options will be similarly extended. You may tender options for all, some or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any options for exchange, you will be required to also tender all options granted to you during the six month period immediately prior to the offer period. This means that if you participate in the offer, you will be required to tender all options granted to you since November 10, 2000.

         The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

         If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under our Stock Plan.

         The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last business day before the date of grant.

         Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

         The new options will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

    - any shares that were fully vested on the date that the offer expires will be fully vested,

    - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested, and

    - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

         As of April 30, 2001, options to purchase 2,718,249 shares of Eprise common stock were issued and outstanding, of which options to purchase approximately 2,056,660 shares, constituting approximately 75.7%, were held by eligible employees.

THE OFFER

         1.  Eligibility.

         Employees are "eligible employees" if they (i) are employees of Eprise Corporation ("Eprise") or one of Eprise's subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled and (ii) received their first option grant under the Stock Plan before January 1, 2001. However, members of the Board of Directors, including employee directors, are not eligible to participate in the offer. The directors of Eprise are listed in Schedule A to this Offer to Exchange.

         In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If Eprise does not extend the offer, the new options will be granted on or shortly after December 12, 2001.

         2.  Number of options; expiration date.

         Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all, some or none of the shares subject to each of your eligible options. If you tender only part of an option, we will issue you a "balancing" option for the untendered shares. In addition, if you tender any option grant or portion thereof for exchange, you will be required to also tender all options granted to you during the six month period prior to the date the offer commenced. This means that if you participate in the offer, you will be required to tender all options granted to you since November 10, 2000.

         If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares of common stock equal to the number of option shares tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of our Stock Plan, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of Eprise or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

         The term "expiration date" means 5:00 p.m., Eastern Daylight Time, on June 8, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

    - increase or decrease the amount of consideration offered for the options,

    -    decrease the number of options eligible to be tendered in the offer, or

    - increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

         If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

         We will also notify you of any other material change in the information contained in this Offer to Exchange.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

         3.  Purpose of the offer.

         We issued the options outstanding to provide our eligible employees with additional incentive, to promote the success of our business, and to encourage our eligible employees to continue their employment with us.

         One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Eprise. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. However, because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

         From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As outlined in
Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last business day before the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

         Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

         4.  Procedures for tendering options.

Proper Tender of Options.

         To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax number (508) 661-5401) or hand delivery to Milt Alpern, along with any other required documents. Milt Alpern must receive all of the required documents before the expiration date. The expiration date is 5:00 PM Eastern Daylight Time on June 8, 2001.

         THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

         We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

         5.  Withdrawal Rights and Change of Election.

         You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

         You may withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight Time, on June 8, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 5:00 p.m., Eastern Daylight Time, on July 9, 2001, you may withdraw your tendered options at any time thereafter.

         To validly withdraw tendered options, you must deliver to Milt Alpern via facsimile (fax number (508) 661-5401) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

         To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Milt Alpern via facsimile (fax number (508) 661-5401) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

    -    the name of the option holder who tendered the options,

    - the original number of shares for which each tendered option was exercisable,

    -    the grant date of each option to be tendered,

    -    the exercise price under each option to be tendered,

    -    the total number of shares exercised under each option; and

    - the total number of shares being tendered for cancellation under each option.

         Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

         If you wish to withdraw a Notice to Change Election From Accept to Reject, you must properly re-tender the withdrawn options before the expiration date by following the procedures described in Section 4. Otherwise, any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer and will remain outstanding.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

         6.  Acceptance of options for exchange and issuance of new options.

         Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be June 11, 2001, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be nonqualified stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by June 8, 2001, the scheduled expiration date of the offer, and accepted for exchange and cancelled on June 11, 2001 you will be granted new options on or about December 12, 2001. If we accept and cancel options properly tendered for exchange after June 11, 2001, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than December 12, 2001 covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

         If we accept options you tender in the offer, we will defer any grant to you of additional options for which you may be eligible before the new option grant date until after the new option grant date, so that you will be granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of any additional options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer. We may issue to you a Promise to Grant Stock Option(s), which is a binding commitment to grant you an option or options on a date no earlier than December 12, 2001, at the then-current market price, provided that you remain an eligible employee on the date on which the grant is to be made.

         Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Eprise or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

         We will accept partial tenders of your eligible option grants, including the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, or any portion of one or more of your option grants, but only to the extent such grant has not previously been exercised. If you tender only a portion of an option, we will issue a "balancing" option for the untendered shares. In addition, if you tender any option grant or portion thereof for exchange, you will be required to also tender all options granted to you during the six month period prior to commencement of the offer period. This means that if you participate in the offer, you will be required to tender all options granted to you since November 10, 2000.

         Within twenty-four (24) to forty-eight (48) hours of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, Eprise will e-mail the option holder a Confirmation of Receipt (provided you give us a valid e-mail address at the time of submitting your Election Form). However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to Milt Alpern, or to the option holders, of our acceptance for exchange of such options, which notice may be made by press release or otherwise. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

         7.  Conditions of the offer.

         Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 10, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

    - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Eprise;

    - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Eprise, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

               (1)make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

               (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

               (3) materially impair the contemplated benefits of the offer to
                  Eprise; or

               (4) materially and adversely affect Eprise's business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Eprise;

    - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

    - a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Eprise, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

    - any change or changes shall have occurred in Eprise's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Eprise or may materially impair the contemplated benefits of the offer to Eprise.

         The conditions to the offer are for Eprise's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

         8.  Price range of shares underlying the options.

         The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "EPRS". The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.

                                            HIGH          LOW
FISCAL YEAR 2001

   Quarter ended March 31, 2001            $ 2.47        $ 0.66

FISCAL YEAR 2000

   Quarter ended December 31, 2000           8.25          1.50
   Quarter ended September 30, 2000         20.13          7.88
   Quarter ended June 30, 2000              18.94          8.72
   Quarter ended March 24 through
        March 31, 2000                      25.38         15.75

         As of May 7, 2001, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $1.00 per share.

         WE RECOMMEND THAT YOU EVALUATE CURRENT AND HISTORICAL MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         9.  Source and amount of consideration; terms of new options.

Consideration.

         We will issue new options to purchase shares of common stock under our Stock Plan in exchange for the outstanding options properly tendered and accepted for exchange by us, which options will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of up to approximately 2,056,660 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 8.7% of the total shares of our common stock outstanding as of April 30, 2001.

Terms of New Options.

         The new options will be granted under our Stock Plan. A new option agreement will be entered into between Eprise and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally this will not substantially and adversely affect the rights of option holders. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of our Stock Plan and the options to be granted under the Stock Plan.

         Stock Plan.

         The maximum number of shares available for issuance through the exercise of options granted under our Stock Plan is 5,777,165, plus an automatic increase to be added on January 1, 2002 equal to the lesser of 1,372,549 shares or 5% of the outstanding shares on December 31, 2001. Our Stock Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonqualified stock options.

         Administration.

         The Stock Plan is administered by the Compensation Committee of our Board of Directors (the "Administrator"). Subject to the other provisions of the Plans, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

         Term.

         Options generally have a term of ten (10) years. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Eprise or an affiliate company have a term of no more than five (5) years.

         Termination.

         Except as your option agreement otherwise provides, your options will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within three (3) months following your termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that it was exercisable immediately before such termination, within twelve (12) months following such termination.

         If you have exercised any so-called "reverse-vested" options to purchase restricted shares of our common stock, your shares will cease to vest on the termination date and we will have the right to repurchase any of your unvested shares, at their original exercise price, during the 90 days following such termination.

         The termination of your option under the circumstances specified in this section will result in the termination of your interests in our Stock Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

         Exercise Price.

         The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the last business day before the date of grant.

         However, the exercise price may not be less than 110% of the closing price per share reported by the Nasdaq National Market on the last business day before the date of grant for options intended to qualify as incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Eprise or an affiliate company.

         Vesting and Exercise.

         Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve months, and then either 1/4th of the total shares subject to the option vest each year thereafter, or 1/16th of the total shares subject to the option vest each quarter thereafter, as applicable, provided the employee remains continuously employed by Eprise.

         The new options granted through the offer will vest as follows:

    - any shares that were fully vested on the date that the offer expires will be fully vested,

    - all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested, and

    - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

         Payment of Exercise Price.

         You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the Administrator and generally include the following:

    -    cash,

    -    check,

    -    promissory note,

    -    certain other shares of our common stock,

    - delivery of a properly executed notice together with such other documentation as the Board of Directors and the broker, if applicable, shall require to effect exercise of the option and delivery to us of the sale or loan proceeds required to pay the exercise price, or

    -    a combination of the foregoing methods.

         Adjustments Upon Certain Events.

         If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

         If, following the new grant date, there is a sale of all or substantially all of our assets, or we merge with another corporation, vesting of your options will accelerate by 12 months, and your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, you will either (i) be required to exercise any vested portion within a specified period of time, after which all unexercised options shall terminate, or (ii) receive a cash payment in exchange for termination of your options equal to the excess of the fair market value of the underlying shares (to the extent vested) over the exercise price of such options. (These terms will not necessarily apply if a sale or merger occurs before the new options are granted.)

         If there is a liquidation or dissolution of Eprise, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, at the discretion of the Board of Directors, provide for the acceleration of the exercisability of any option.

         Transferability of Options.

         New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

Termination of Employment.

         If, for any reason, you are not an employee of Eprise from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

Registration of Option Shares.

         A total of 6,251,318 shares of common stock issuable upon exercise of options under our Stock Plan have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

         You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based outside of the United States, you should consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

         Our statements in this Offer to Exchange concerning our Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our Stock Plan and the forms of option agreement under the Stock Plan. Please contact us at Eprise Corporation, 200 Crossing Boulevard, Framingham, MA 01702 (telephone: (508) 661-5200), to receive a copy of our Stock Plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

         10.  Information concerning Eprise.

         Our principal executive offices are located at 200 Crossing Boulevard, Framingham, MA 01702, and our telephone number is (508) 661-5200.

         We provide software products and services that enable businesses to create and publish effective Web content quickly and easily. Our core product, Eprise Participant Server, enables a business organization to distribute this Web content management function among the appropriate individuals within the enterprise who are charged with particular aspects of the Web business. Eprise Participant Server allows businesses to carefully manage changes to Web content through rules contained in the software which govern Web content access and approval rights. Eprise Participant Server enables an enterprise to have Web site content which is dynamic, up to the minute and responsive to the needs of customers, business partners, employees and others who visit the enterprise's Web site.

         The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated herein by reference. See "Additional Information" beginning on page 26 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

         11. Interests of directors and officers; transactions and arrangements concerning the options.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of April 30, 2001, our executive officers and non-employee directors (sixteen (16) persons) as a group beneficially owned options outstanding under our Stock Plan to purchase a total of 1,141,945 shares, which represented approximately 42.0% of the shares subject to all options outstanding as of that date. Options to purchase our shares owned by directors, including employee directors, are not eligible to be tendered in the offer. Options to purchase a total of 455,096 of our shares, or 16.7% of all options outstanding, are held by eligible non-director officers and may be tendered in the offer upon the terms and conditions set forth herein.

         In the sixty (60) days prior to and including May 10, 2001, Eprise and its executive officers and directors completed the following transactions in Eprise options and shares:

Eprise:

    - Repurchased a total of 1,219,348 shares of Eprise common stock in the open market, at an average purchase price of $0.91 per share, pursuant to a previously-announced stock repurchase program.

    - Repurchased a total of 227,646 shares of its common stock from former employees, at an average purchase price of $0.52 per share, pursuant to the terms of our Stock Plan and the options granted thereunder.

    - Granted a total of 481,413 options to purchase shares of common stock to employees and consultants, at an exercise price of $1.07 per share. Grants to new employees and consultants are not eligible for tender in the offer. Grants to existing employees must be cancelled if the employee wishes to tender any previously-granted options in the offer.

Officers/Directors:

    - Joseph Noonan, our Senior Vice President of Worldwide Sales and Services, was granted an option to purchase 125,000 shares of our common stock at an exercise price of $1.07 per share. This option is not eligible for tender in the offer.

    - Kathy Kessel, our Vice President of Marketing, was granted an option to purchase 120,000 shares of our common stock at an exercise price of $1.07 per share. This option is not eligible for tender in the offer.

         Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to May 10, 2001 by Eprise or, to our knowledge, by any executive officer, director or affiliate of Eprise.

         12. Status of options acquired by us in the offer; accounting consequences of the offer.

         Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the Stock Plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

    - we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

    - the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

         13.  Legal matters; regulatory approvals.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

         If we are prohibited by applicable laws or regulations from granting new options immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, when we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

         14.  Material U.S. Federal Income Tax Consequences.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Incentive Stock Options.

         Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our Stock Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

         If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

    - at least two years after the date the incentive stock option was granted, and

    - at least one year after the date the incentive stock option was exercised.

The two-year and one-year periods described above are referred to as "holding periods."

         If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the option holder at the time of the disposition.

         Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

         Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

         If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. However, you will begin a new holding period for purposes of determining whether any disposition of the underlying shares is a qualifying disposition as described above.

         For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option. You should note that if the new options have a higher exercise price than some or all of your current options, or if a significant number of options are vested on the date of grant (to equal your current vesting schedule), the new options may exceed the limit for incentive stock options.

         We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

Non-Qualified Stock Options.

         Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonqualified stock option.

However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

         We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         15.  Extension of offer; termination; amendment.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

    - we increase or decrease the amount of consideration offered for the options,

    - we decrease the number of options eligible to be tendered in the offer, or we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

         If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 15, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

         16.  Fees and expenses.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

         17.  Additional information.

         This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

         1. Eprise's annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001; and

         2. the description of our shares contained in our Registration Statement on Form 8-A, filed with the SEC on February 3, 2000 (file number 000-29319).

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.        World Trade Center              500 West Madison Street
Room 1024                     Suite 1300                      Suite 1400
Washington, D.C. 20549        New York, New York 10048        Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "EPRS" and our SEC filings can be read at the following Nasdaq address:

          Nasdaq Operations
          1735 K Street, N.W.
          Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Eprise Corporation, 200 Crossing Boulevard, Framingham, MA 01702, or telephoning us at
(508) 661-5200.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Eprise should be read together with the information contained in the documents to which we have referred you.

         18.  Miscellaneous.

         This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Eprise or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on March 30, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

    -    our history of losses, which we expect to continue in the future;

    -    our limited operating history;

    - uncertainty in the overall economy, and in the Internet business sector in particular, which could harm our revenues;

    - fluctuations in our quarterly operating results, which may affect our stock price;

    - the possibility that our product may never achieve broad market awareness or acceptance;

    - dependence of our quarterly results on a small number of relatively large sales;

    - our need to expand our direct sales and service organizations, as well as our relationships with industry partners, to continue growing our business;

    - the need to hire and retain skilled personnel in a tight labor market, where the loss of any key personnel, or any inability to attract and retain additional personnel, could affect our ability to successfully grow our business;

    - the highly competitive nature of our market sector, where competition could harm our ability to sell products and services and could reduce our market share;

    - our need to develop new products or improve our existing products to meet or adapt to the changing needs and standards of our industry, without which sales of our products may decline;

    - the long sales cycle for our products, which requires expenditure of resources that may not result in sales, and makes it difficult to plan expenses and forecast results;

    - our need to remain compatible with major commercial operating platforms, without which we may lose sales and revenues;

    - potential defects or errors in our products, which could lead to a loss of revenue or product liability claims;

    - our limited ability to protect our intellectual property rights, which could be infringed by third parties without our consent and cause damage our business;

    - the possibility that use of the Internet may not grow as we anticipate and our revenues may be harmed;

    - volatility in our stock price based on our operating results and stock market fluctuations; and

    -    our ability to manage our growth.

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM JOE FORGIONE DATED MAY 10, 2001, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


May 10, 2001                                                  EPRISE CORPORATION


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                                   SCHEDULE A

      INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF EPRISE
                                   CORPORATION

         The directors and executive officers of Eprise Corporation and their positions and offices as of April 30, 2001, are set forth in the following table:


NAME                                POSITION AND OFFICES HELD
----                                -------------------------
Joseph A. Forgione                  President, Chief Executive Officer and Director
Milton A. Alpern                    Senior Vice President, Finance and Administration and
                                             Chief Financial Officer
Joseph F. Noonan                    Senior Vice President, Worldwide Sales and Services
Hank Barnes                         Vice President, Strategy
David Drummond                      Vice President, Professional Services
Tim Feldman                         Vice President, Business Development
Kathy Kessel                        Vice President, Marketing
Jonathan B. Radoff                  Chief Technology Officer
Robert Strong                       Vice President, Customer Engineering
Andreas Widmer                      Vice President, International Sales
Edson D. de Castro                  Chairman of the Board
Deb Besemer                         Director
Robert C. Fleming                   Director
Alain J. Hanover                    Director
Nick Papantonis                     Director
Joseph J. Tischler                  Director

         The address of each director and executive officer is: c/o Eprise Corporation, 200 Crossing Boulevard, Framingham, MA 01702.

                                      A-1